Exhibit 5.1

Kenneth L. Guernsey T: +1 415 693 2091 kguernsey@cooley.com

February 23, 2021
Adamas Pharmaceuticals, Inc.
1900 Powell St, Suite 1000
Emeryville, CA 94608
Ladies and Gentlemen:
We have acted as counsel to Adamas Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,893,348 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), consisting of (a) 1,154,678 shares of Common Stock issuable pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), (b) 288,670 shares of Common Stock issuable pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”) and (c) 450,000 shares issuable under the 2016 Inducement Plan (together with the 2014 Plan and the 2014 ESPP, the “Plans”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM

Adamas Pharmaceuticals, Inc.
Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/Kenneth L. Guernsey
    Kenneth L. Guernsey
101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM